Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements Form S-8 (No. 333-51074) and S-3 (No. 333-51078) of Commonwealth Biotechnologies, Inc. of our report dated February 3, 2005, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Form 10-KSB.

BDO Seidman, LLP

Richmond, Virginia

March 29, 2005